                                                Filed Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-58343

                   SUPPLEMENT TO BRAKE HEADQUARTERS USA, INC.
                         PROSPECTUS DATED AUGUST 12, 1998

         LionsHead, Ltd. entered into agreements, dated January 5, and January 13, 1999, with two current debentureholders, Amro International (the assignee of Mabcrown, Inc.) and Endeavour Capital Fund S.A.("Endeavour") to purchase $214,655 and $476,375 of 8% Convertible Debentures dated April 30, 1998 (the "Debentures") prior to February 4, 1999. The Debentures mature on April 30, 2000 and are convertible into shares of Common Stock at the rate of $.1875 per share. LionsHead, Ltd. has agreed to convert $543,750 principal amount of the Debentures into 2,900,000 shares of Common Stock plus accrued interest, also at $.1875 per share and assigned 450,000 of such shares of Common Stock to The Trading Post Inc. The shares of Common Stock underlying the Debentures were registered for resale by Endeavour and Mabcrown, Inc. as part of this Registration Statement.

         In view of the foregoing, the Selling Securityholders table set forth on page 21 of this Prospectus is revised to add the following information:

                                                           Securities
                                 Amount and               Beneficially            Percent
                                   Nature                     Owned              of Class:
                                 Beneficial                   After        Before           After
                                Ownership(1)                Offering     Offering(2)       Offering
                                ------------                --------     -----------       --------
                                         Shares to
                           Shares         be Sold
                           ------         -------
LionsHead, Ltd.           2,450,000 (5)   2,450,000 (5)        -0-           24%              -0-
The Trading Post Inc.       450,000         450,000 (5)        -0-            *               -0-

----------------
*Less than 1% of the issued and outstanding shares

(2) Based on 9,153,351 shares of Common Stock issued and outstanding on December 31, 1998, prior to the conversion of the Debentures.

(5) Shares of Common Stock issuable upon conversion of $543,750 of the 1998 Debentures at $.1875 per share which were purchased from Amro International (the assignee of Mabcrown, Inc.) and Endeavour Capital Fund S.A. by LionsHead, Ltd. Does not include shares issuable upon (a) conversion of the remaining $147,280 of Debentures to be purchased by LionsHead, Ltd. of which $100,000 has been assigned to Redstone Securities, Inc., an NASD member firm, or (b) up to $12,138.29 and $29,130.29 of accrued interest to be paid by LionsHead, Ltd. to Amro and Endeavour, respectively, which the Company has agreed to allow LionsHead, Ltd. to convert into shares of Common Stock, all issuable at $.1875 per share or an aggregate of up to 220,100 shares of Common Stock.

Dated: January 19, 1999